Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to Global Eagle Entertainment Inc. Amended and Restated 2017 Omnibus Long-Term Incentive Plan of our reports dated November 17, 2017, with respect to the consolidated financial statements of Global Eagle Entertainment Inc. and the effectiveness of internal control over financial reporting of Global Eagle Entertainment Inc. included in this Annual Report (Form 10-K) of Global Eagle Entertainment Inc. for the year ended December 31, 2016.

/s/ Ernst & Young LLP

Los Angeles, California

June 26, 2018